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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE




For Immediate Release                        For More Information Contact:
                                             Robert A. Brannon, Sr. V.P. and CFO
                                             (954) 713-1603


                     EXTENDED STAY AMERICA, INC. PROPOSES

                UNREGISTERED SENIOR SUBORDINATED NOTES OFFERING

     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 20, 1998--Extended Stay America, Inc. (NYSE: ESA), today announced that it intends to commence an offering of $200 million of Senior Subordinated Notes. The net proceeds from the offering will be used to repay revolving debt, construct additional extended stay facilities, and for general corporate purposes. The Notes to be offered have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Extended Stay America's three extended stay lodging brands often operate concurrently in the same market. All properties are designed to appeal to value conscious guests on visits of a week or longer. Crossland Economy Studios, with rates generally ranging from $159 to $199 per week, offer a double bed and kitchenette. EXTENDED STAY AMERICA Efficiency Studios, with rates generally ranging from $199 to $299 a week, offer a queen-size bed and kitchenette. StudioPLUS Deluxe Studios offer deluxe and queen studios, which include kitchens, at rates generally ranging from $299 to $399 a week. Weekly housekeeping and an on-premise guest laundry are provided at all properties.

     The Company's first EXTENDED STAY AMERICA Efficiency Studios property opened in August, 1995, in Spartanburg, SC. In January, 1997, the Company launched the first Crossland Economy Studios in Independence, MO, and on April 11, 1997, the Company consummated a merger with StudioPLUS Hotels, Inc. The Company now owns and operates 212 extended stay lodging properties in 37 states.


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